PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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777 Old Saw Mill River Road
Tarrytown, New York 10591

April 30, 2003

Dear Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held on Monday, June 9, 2003 at 10:00AM local time at the Landmark at Eastview, Westchester Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this meeting, you will be asked to consider and vote upon the election of directors of the Company, the approval of amendments to the Company’s 1998 Employee Stock Purchase Plan and the Company’s 1998 Non-Qualified Employee Stock Purchase Plan and the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2003.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and cordially invites you to attend the meeting in person. It is in any event important that your shares be represented and we ask that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

Thank you for your cooperation.

Very truly yours,

PAUL J. MADDON, M.D., PH.D.
Chairman of the Board of Directors

777 Old Saw Mill River Road
Tarrytown, New York 10591

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PROGENICS PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, will be held at the Landmark at Eastview, Westchester Room, 777 Old Saw Mill River Road, Tarrytown, New York, on Monday, June 9, 2003 at 10:00AM local time, for the purposes of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.  The election of directors of the Company to serve until the 2004 Annual Meeting of Stockholders.

2.  The approval of an amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 1,000,000 and the amendment of the Company’s 1998 Non-Qualified Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 300,000.

3.  The ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2003.

4.  The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only those stockholders of record at the close of business on April 25, 2003 will be entitled to receive notice of, and vote at, said meeting. A list of stockholders entitled to vote at the meeting is open to examination by any stockholder at the principal offices of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. Please note that the accompanying form of proxy must be returned to record your vote. The proxy is revocable by you at any time prior to its exercise. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

By order of the Board of Directors

PHILIP K. YACHMETZ
Vice President, General Counsel and Secretary

Tarrytown, New York
April 30, 2003

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

P R O X Y    S T A T E M E N T

This Proxy Statement is furnished to holders of the Common Stock, par value $.0013 per share (the “Common Stock”), of Progenics Pharmaceuticals, Inc. (the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company, for use at the Annual Meeting of Stockholders to be held at the Landmark at Eastview, Westchester Room, 777 Old Saw Mill River Road, Tarrytown, New York on Monday, June 9, 2003, at 10:00AM local time, and at any and all adjournments thereof. Stockholders may revoke the authority granted by their execution of proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company. The Company may also enlist the aid of brokerage houses or the Company’s transfer agent in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about May 8, 2003.

Shares of the Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them FOR the election of the eight director nominees named herein, FOR the approval and adoption of the amendment to the Company’s 1998 Employee Stock Purchase Plan, FOR the approval and adoption of the amendment to the Company’s 1998 Non-Qualified Employee Stock Purchase Plan and FOR ratification of the Board of Directors’ selection of PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2003.

If a quorum is present at the meeting, those nominees receiving a plurality of the votes cast will be elected as directors. A majority of the votes cast (excluding abstentions and broker non-votes) will be required for the approval and ratification of each other proposal set forth herein, including the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent accountants.

VOTING

Only stockholders of record at the close of business on April 25, 2003 will be entitled to vote at the meeting or any and all adjournments thereof. As of April 25, 2003 the Company had outstanding 12,821,369 shares of Common Stock, the Company’s only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in his or her name on the record date. A majority of all shares of Common Stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS

At the meeting, eight directors (constituting the entire Board of Directors) are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The proxies given pursuant to this solicitation will be voted in favor of the eight nominees listed below unless authority is withheld. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the proxy. The Board of Directors has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of those shares voted at the meeting with respect to the election of directors.

Information Concerning Director Nominees

The persons nominated as directors of the Company (all of whom are currently directors of the Company), their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

Name	Age	Year First Elected Director	Position with the Company

Paul J. Maddon, M.D., Ph.D.	43	1986	Chairman of the Board of Directors, Chief Executive Officer and Chief Science Officer
Ronald J. Prentki	45	1998	Director and President
Charles A. Baker (1)(2)	70	1994	Director
Kurt W. Briner (2)	58	1998	Director
Mark F. Dalton (1)	52	1990	Director
Stephen P. Goff, Ph.D.	51	1993	Director
Paul F. Jacobson (1)(2)	48	1990	Director
David A. Scheinberg, M.D., Ph.D.	47	1996	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

Paul J. Maddon, M.D., Ph.D. is the founder of the Company and has served, since its inception, as the Company’s Chairman of the Board of Directors, Chief Executive Officer and Chief Science Officer. In addition, Dr. Maddon served as the Company’s President from its inception until July 1998. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on two scientific review committees of the National Institutes of Health and is a member of the editorial board of the Journal of Virology. He received a B.A. in biochemistry and mathematics and an M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University. Dr. Maddon has been an Adjunct Assistant Professor of Medicine at Columbia University since 1989.

Ronald J. Prentki has been President of the Company since July 1998 and became a director in September 1998. Prior thereto, he was Vice President of Business Development and Strategic Planning at Hoffmann-La Roche Inc. from 1996 to 1998, Vice President of Business Development at Sterling Winthrop (subsequently acquired by Sanofi Pharmaceuticals) from 1990 to 1996 and Director of Cardiovascular Products with Bristol-Myers Squibb International Division prior to 1990. Mr. Prentki received a B.S. in microbiology and public health from Michigan State University and an M.B.A. from the University of Detroit.

Charles A. Baker is a business advisor to biotechnology companies. He is the former Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a biotechnology company located in Princeton, New Jersey, a position he held from 1989 until his retirement in 2000. Mr. Baker is currently a director of Regeneron Pharmaceuticals, Inc., a biotechnology company, and Alcide Corporation, an animal health and food safety company. Mr. Baker has 41 years of pharmaceutical industry experience and has held senior management positions at Pfizer, Abbott Laboratories and Squibb Corporation. Mr. Baker received a B.A. from Swarthmore College and a J.D. from Columbia University.

Kurt W. Briner is the retired President and Chief Executive Officer of Sanofi Pharma S.A. in Geneva, Switzerland, a position he held from 1988 until his retirement in 2000, and he has nearly 31 years’ experience in the pharmaceutical industry. Mr. Briner is currently also a director of Novo Nordisk Danmark and Altana Pharma, each a Europe-based pharmaceutical company. He attended Humanistisches Gymnasium in Basel and Ecole de Commerce in Basel and Lausanne.

Mark F. Dalton has been the President and a director of Tudor Investment Corporation, an investment advisory company, and its affiliates since 1988. From 1979 to 1988, he served in various senior management positions at Kidder, Peabody & Co. Incorporated, including Chief Financial Officer. Mr. Dalton is currently a director of several private companies as well as a closed-end investment fund listed on the Dublin Stock Exchange. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University Law School.

Stephen P. Goff, Ph.D. has been a member of the Company’s Virology Scientific Advisory Board since 1988 and has been its Chairman since April 1991. Dr. Goff has been the Higgins Professor in the Departments of Biochemistry and Microbiology at Columbia University since June 1990. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

Paul F. Jacobson is a private investor and has been a general partner of Starting Point Venture Partners, a private investment fund, since 1999. Previously, Mr. Jacobson was Managing Director of fixed income securities at Deutsche Bank from January 1996 to November 1997. He was President of Jacobson Capital Partners from 1993 to 1996. From 1986 to 1993, Mr. Jacobson was a partner at Goldman, Sachs & Co. where he was responsible for government securities trading activities. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

David A. Scheinberg, M.D., Ph.D. has been a member of the Company’s Cancer Scientific Advisory Board since 1994. Dr. Scheinberg has been associated with Sloan-Kettering since 1986, where he is the Vincent Astor Chair and Chairman, Molecular Pharmacology and Chemistry Program; Chief, Leukemia Service; and Doris Duke Distinguished Clinical Science Professor. He also holds the position of Professor of Medicine and Molecular Pharmacology, Weill-Cornell Medical College. He received a B.A. from Cornell University, and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2002, the Board of Directors of the Company held four meetings. Each of the incumbent directors attended 75% or more of the aggregate number of meetings held by the Board and the committees thereof on which he served.

The Audit Committee reviews the annual financial statements of the Company prior to their submission to the Board of Directors, consults with the Company’s independent auditors and examines and considers such other matters in relation to the internal and external audit of the Company’s accounts and in relation to the financial affairs of the Company and its accounts, including the selection and retention of independent auditors. The Audit Committee held five meetings during the fiscal year ended December 31, 2002.

The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for the Company’s executive officers and other senior employees and administers the Company’s stock option plans. The Compensation Committee met four times during the fiscal year ended December 31, 2002.

Following the Company’s Annual Meeting last June, the Board of Directors created an Executive Committee consisting of three non-executive directors and the two executive directors of the Company. The Executive Committee is intended to assist the Board with Company oversight and governance and in providing a means for Company’s management to obtain Board level guidance and decision making between full Board meetings. The Executive Committee met two times during the fiscal year ended December 31, 2002.

The Company has no standing nominating committee and no committee performing a similar function.

Compensation of Directors

Directors who are not employees of the Company are paid $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting attended by telephone and $500 for participation in each telephonic meeting. For committee meetings held other than in conjunction with a meeting of the whole Board, non-employee directors are paid $1,000 for attendance in person and $500 for telephonic participation. For committee meetings held on the day after a meeting of the whole Board, non-employee directors are paid $500 for participation. For committee meetings held on the same day, non-employee directors receive no additional compensation. In addition, non-employee directors are granted each calendar quarter an option to purchase 2,500 shares of the Common Stock at a price equal to the fair market value thereof as of the date of grant. All of the directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings.

Dr. Goff and Dr. Scheinberg also receive compensation for service on the Company’s Virology Scientific Advisory Board and Cancer Scientific Advisory Board, respectively. In 2002, Dr. Goff received $30,000 for such service. In 2002, Dr. Scheinberg received $28,000 and 5,000 stock options, granted in quarterly increments of 1,250 shares per quarter with a strike price equal to fifty percent (50%) of the average closing price for the thirty days preceding the grant, for his service on the Company’s Cancer Scientific Advisory Board. The stock options granted to Dr. Scheinberg have a term of 10 years. For the fiscal year ended December 31, 2002 the Company had a compensation expense of $50,024 with respect to the options granted to Dr. Scheinberg for his service on the Company’s Cancer Scientific Advisory Board.

Voting

Those nominees receiving a plurality of the votes cast will be elected directors. Abstentions and broker non-votes will not affect the outcome of the election.

The Board of Directors of the Company deems the election of the eight nominees listed above as directors to be in the best interest of the Company and its stockholders and recommends a vote “FOR” their election.

PROPOSAL II:
AMENDMENT OF THE COMPANY’S 1998 EMPLOYEE STOCK PURCHASE PLAN AND
1998 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

The Company’s Board of Directors believes that it is in the best interests of the Company to encourage employees of the Company to acquire an equity interest in the Company’s success by making shares of Common Stock available for purchase by all employees on favorable terms. Accordingly, the Progenics Employee Stock Purchase Plan (the “ESPP”) and Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified ESPP”) (collectively, the “Plans”) were initially adopted in 1998 and authorized the sale to employees of up to an aggregate of 150,000 and 50,000 shares of Common Stock, respectively, issued under the Plans. In 2002, the Company’s stockholders subsequently approved an increase in the number of shares available under the Plans to 400,000 shares for the ESPP and 75,000 shares for the Non-Qualified ESPP. Due to the fact that the Company expanded its number of employees in 2002, and because of market conditions, the Company granted more options under the Plans than it had anticipated. As of December 31, 2002, the Company had issued, and employees had purchased, 292,299 shares of the shares authorized under the ESPP and 19,489 shares authorized under the Non-Qualified ESPP. Given the current level of participation in the Plans and the expected near-term exhaustion of the shares authorized for issuance under the Plans, the Company’s Board of Directors has determined that additional shares of the Common Stock should be made available under the Plans. The Board has unanimously approved, subject to stockholder approval, amendments to the Plans to increase the aggregate number of shares of Common Stock available for sale to employees thereunder to 1,000,000 shares for the ESPP and to 300,000 shares for the Non-Qualified ESPP.

If our stockholders approve these amendments, additional shares will be available for purchase by eligible employees under the Plans. The Company believes that the additional authorized shares should be sufficient for purchases under the Plans for approximately three more years. If the amendments to the Plans are not approved by the stockholders of the Company, the Company will need to reconsider how it will encourage employees of the Company to acquire an equity interest in the Company’s success.

Summary of the Plans

A summary of the principal features of the Plans as they are proposed to be amended is provided below.

Purpose

The purpose of the Plans is to aid the Company in attracting, compensating and retaining well-qualified employees by providing them with an equity interest in the Company’s success.

Eligible Employees

Substantially all employees of the Company, including executive officers, are eligible to participate in the Plans. Any employee holding a beneficial interest in more than 5% of Common Stock is not eligible to participate in the ESPP and will participate solely in the Non-Qualified ESPP. At March 31, 2003 there were 102 employees of the Company eligible to participate in the Plans.

Options under the Plans

The Plans provide for the grant on a quarterly basis of options to purchase Common Stock with up to 25% of each employee’s pay during such quarter, as such percentage may be determined by the Board of Directors of the Company. Each option will expire six months after the date of grant and must be exercised on a date chosen by each employee during the three-month period prior to the date of expiration. Payment for the shares upon exercise will be in cash or, at the discretion of the Compensation Committee of the Board of Directors, in shares of Common Stock. The Company will not withhold any amount from any employee’s pay prior to exercise of an option.

The ESPP provides that the fair market value of the option shares subject to a grant on the first day of the quarter may not exceed $6,250. In the event any employee’s pay is such that the applicable percentage thereof determined by the Board of Directors of the Company results in option shares having greater than a $6,250 fair market value, such excess will be granted from the Non-Qualified ESPP.

Administration

The Compensation Committee of the Board of Directors of the Company administers the Plans. To the extent not otherwise inconsistent with the Plans, the Compensation Committee has the authority and discretion to amend the terms of future grants under the Plans and to terminate further grants under the Plans.

Maximum Shares to be Awarded

The number of shares of the Common Stock with respect to which options may be granted under the ESPP may not exceed 1,000,000 in the aggregate (subject to antidilution adjustments). The number of shares of the Common Stock with respect to which options may be granted under the Non-Qualified ESPP may not exceed 300,000 in the aggregate (subject to antidilution adjustments). Any shares subject to options granted under the Plans that are returned to the Plans may thereafter be available for further grants.

Exercise Price of Options

The price at which employees may exercise options will be the lesser of (i) 100% of the fair market value of the Common Stock on the first day of each fiscal quarter or (ii) 85% of the fair market value of the Common Stock on the date of exercise.

Restrictions on Transfer

Options under the Plans may not be transferred by an employee other than by will or by the laws of descent and distribution and may be exercised during the employee’s lifetime only by the employee.

Federal Income Tax Consequences

The ESPP is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. As such, neither the grant of options under the ESPP nor the exercise of the options by employees will have any federal income tax consequences to either the Company or the employee. Under the Non-Qualified ESPP, the grant of options will have no federal income tax consequences to either the Company or the employee. The exercise of the options granted under the Non-Qualified ESPP, however, will result in taxable income to the employee in an amount equal to the difference between the purchase price and the fair market value on the date of exercise and will result in a corresponding deduction from taxable income for the Company (subject to the limitation on deductibility of executive compensation).

Since there is no provision under the Plans for the payment of the exercise price through payroll withholding, the Company expects that the majority of employees who exercise options will immediately resell the underlying shares. In such event, the resale will result in taxable income to the employee in an amount equal to the difference between the net proceeds from the resale and the purchase price upon exercise of the option and will result in a corresponding deduction from taxable income for the Company (subject to the limitation on deductibility of executive compensation).

Amendment

The Board of Directors of the Company may at any time amend the Plans, provided that no such amendment shall be made without the approval of the stockholders of the Company to the extent approval is required by applicable laws, rules or regulations.

Grant Information

Under the Plans, employees are entitled to apply up to 25% of their gross pay to the purchase of Common Stock, with a limit of $25,000 per year under the ESPP and any remainder under the Non-Qualified ESPP. The table below sets forth certain information as to grants made under the ESPP and the Non-Qualified ESPP during the fiscal year ended December 31, 2002. The table below sets forth information regarding award grants, all of which were in the form of stock option grants, made under the Plans:

	Share Value of Grants

Name and Position	ESPP (1)	Non-Qualified ESPP (1)	Number of Shares

Paul J. Maddon, M.D., Ph.D.	$—	$18,372	22,623
Chairman of the Board, Chief Executive Officer and Chief Science Officer (2)
Ronald J. Prentki	$2,031	$10,814	15,783
President
Robert A. McKinney	$2,031	$4,513	8,040
Vice President, Finance and Operations and Treasurer
Philip K. Yachmetz	$2,031	$6,251	10,204
Vice President, General Counsel and Secretary
Robert J. Israel, M.D.	$2,031	$7,914	12,220
Senior Vice President, Medical Affairs
All current executive officers as a group	$8,124	$47,864	68,870
All current directors who are not executive officers as a group (3)	—	—	—
All employees, including all current officers who are not executive officers, as a group	$259,733	$18,970	250,665

(1)	The price range for the ESPP was $3.75 to $12.67 and the price range for the Non-Qualified ESPP was $4.28 to $14.78
(2)	As the holder of a beneficial interest in more than 5% of Common Stock, Dr. Maddon is not eligible for an option grant under the ESPP.
(3)	Directors of the Company who are not also employees of the Company are not eligible to participate in the Plans.

Voting

Under applicable rules of the Nasdaq Stock Market, the amendment of the Plans must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the meeting. Abstentions from voting on this proposal will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on this proposal.

The Board of Directors of the Company deems the adoption of the amendment of the Company’s 1998 Employee Stock Purchase Plan and of the 1998 Non-Qualified Employee Stock Purchase Plan to be in the best interest of the Company and its stockholders and recommends that holders of Common Stock vote FOR Proposal II.

PROPOSAL III: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as independent accountants for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has served as the Company’s independent accountants since 1994.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions. Although it is not required to do so, the Audit Committee is submitting the selection of independent accountants for ratification at the meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

A majority of the votes cast (excluding abstentions and broker non-votes) at the meeting in person or by proxy is necessary for ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company.

The Board of Directors of the Company deems the ratification of the selection by its Audit Committee of PricewaterhouseCoopers LLP as independent accountants of the Company to be in the best interest of the Company and its stockholders and recommends that holders of Common Stock vote FOR Proposal III.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth certain information, as of March 31, 2003, except as noted, regarding the beneficial ownership of the Common Stock by (i) each person or group known to the Company to be the beneficial owner of more than 5% of the Common Stock outstanding, (ii) each director of the Company, (iii) each executive officer of the Company named below and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent

Entities affiliated with Tudor Investment Corporation (3)	2,342,388	18.3%
1275 King Street, Greenwich, CT 06831
Paul Tudor Jones, II (4)	2,888,513	22.6%
1275 King Street, Greenwich, CT 06831
Entities affiliated with Arnold H. Snider	1,000,000	7.8%
and Deerfield Capital, L.P. (5)
450 Lexington Avenue, New York, NY 10017
Paul J. Maddon, M.D., Ph.D. (6)	1,743,958	12.6%
Ronald J. Prentki (7)	356,426	2.7%
Charles A. Baker (8)	88,481	*
Kurt W. Briner (9)	82,500	*
Mark F. Dalton (10)	2,469,388	19.2%
Stephen P. Goff, Ph.D. (11)	108,500	*
Paul F. Jacobson (12)	230,600	1.8%
David A. Scheinberg, M.D., Ph.D. (13)	232,938	1.8%
Robert J. Israel, M.D. (14)	169,109	1.3%
Robert A. McKinney (15)	110,537	*
Philip K. Yachmetz (16)	25,880	*
All directors and executive officers as a group (17)	5,618,317	37.3%

*	Less than one percent.
(1)	Unless otherwise specified, the address of each beneficial owner is c/o the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591.
(2)
Except as indicated and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of Common Stock listed. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options to the extent indicated in the footnotes in this table. Shares issuable upon exercise of such options are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(3)
The number of shares owned by entities affiliated with Tudor Investment Corporation (“TIC”) consists of 1,820,068 shares held of record by The Tudor BVI Portfolio Ltd., a company organized under the law of the Cayman Islands (“Tudor BVI”), 287,813 shares held of record by TIC, 193,126 shares held of record by Tudor Arbitrage Partners L.P. (“TAP”), 25,981 shares held of record by Tudor Proprietary Trading, L.L.C. (“TPT”), and 15,400 shares held of record by Tudor Global Trading LLC (“TGT”). In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own

(footnotes continued on next page)

(footnotes continued from previous page)

the shares held by such entity. TIC disclaims beneficial ownership of such shares. TGT is the general partner of TAP. Tudor Group Holdings LLC (“TGH”) is the sole member of TGT and indirectly holds all of the membership interests of TPT. TGH is also the sole limited partner of TAP. TGH expressly disclaims beneficial ownership of the shares beneficially owned by each of such entities. TGT disclaims beneficial ownership of shares held by TAP. The number set forth does not include shares owned of record by Mr. Jones and Mr. Dalton. See Notes 4 and 10.

(4)
Includes 2,342,388 shares beneficially owned by entities affiliated with TIC. Mr. Jones is the Chairman and indirect principal equity owner of TIC, TPT and TGT, and the indirect principal equity owner of TAP. Mr. Jones may be deemed to be the beneficial owner of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. Mr. Jones disclaims beneficial ownership of such shares. See Note 3.

(5)
Based on a Schedule 13G/A dated February 11, 2003, the number of shares owned by entities affiliated with Arnold H. Snider and Deerfield Capital L.P. includes 560,000 shares held of record by Deerfield Capital L.P. and Deerfield Partners, L.P., each a Delaware limited partnership, and 440,000 shares held of record by Deerfield Management Company, a New York limited partnership, and Deerfield International Limited, a British Virgin Islands corporation.

(6)
Includes 1,037,274 shares issuable upon exercise of options exercisable within 60 days. Subsequent to March 31 2003, Dr. Maddon transferred 64,695 shares to his spouse pursuant to his pre-nuptial agreement. Dr. Maddon disclaims beneficial ownership of such shares. Dr. Maddon anticipates that he will make additional transfers to his spouse in the future pursuant to his pre-nuptial agreement.

(7)	Includes 345,515 shares issuable upon exercise of options held by Mr. Prentki exercisable within 60 days.
(8)	Includes 18,481 shares owned by the Baker Family Limited Partnership and 70,000 shares issuable upon exercise of options held by Mr. Baker and exercisable within 60 days.
(9)	Includes 82,500 shares issuable upon exercise of options held by Mr. Briner exercisable within 60 days.
(10)
Includes 68,000 shares held of record directly by Mr. Dalton, 42,500 shares issuable upon exercise of options held by Mr. Dalton exercisable within 60 days and 16,500 shares held of record by DF Partners, a family partnership of which Mr. Dalton is the managing general partner with a 5% interest. The remaining 95% partnership interest is held by certain family trusts. As to such 95% interest, Mr. Dalton disclaims beneficial interest. The number set forth includes 2,343,388 shares beneficially owned by entities affiliated with TIC. Mr. Dalton is President of TIC, TGH, TGT and TPT. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. See Note 3.

(11)	Includes 75,000 shares issuable upon exercise of options held by Dr. Goff exercisable within 60 days.
(12)	Includes 42,500 shares issuable upon exercise of options held by Mr. Jacobson exercisable within 60 days.
(13)
Includes 221,000 shares issuable upon exercise of options held by Dr. Scheinberg exercisable within 60 days. Pursuant to his 10b5-1 plan, subsequent to March 31, 2003, Dr. Scheinberg sold 12,000 shares. See “—Rule 10b5-1 Plans.”

(14)	Includes 165,000 shares issuable upon exercise of options held by Dr. Israel exercisable within 60 days.
(15)	Includes 107,500 shares issuable upon exercise of options held by Mr. McKinney exercisable within 60 days.
(16)	Includes 22,000 shares issuable upon exercise of options held by Mr. Yachmetz exercisable within 60 days.
(17)
Includes shares held by affiliated entities as set forth in the above table and 2,381,239 shares in the aggregate issuable upon the exercise of stock options held by officers or directors or entities deemed affiliates of certain directors.

Rule 10b5-1 Plans

Dr. Scheinberg and Mr. Baker hold options to acquire Common Stock that expire on December 31, 2003. In December 2002, Dr. Scheinberg and Mr. Baker established written plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5- 1”) for the sale of such shares. As of April 30, 2003, Dr. Scheinberg has sold 22,000 shares pursuant to such plan. As of April 30, 2003, Mr. Baker has not sold any shares pursuant to such plan.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth information regarding the aggregate compensation paid by the Company for the three fiscal years ended December 31, 2002 to the Company’s Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “named executive officers”):

	Fiscal		Annual Compensation (1)		Stock Option
Name and Principal Position	Year		Salary	Bonus	Grants	Other (2)

Paul J. Maddon, M.D., Ph.D.	2002		$473,800	$110,000	108,000 shares	$12,729
Chairman of the Board, Chief	2001		460,000	110,000	—	12,229
Executive Officer and	2000		440,000	100,000	—	11,729
Chief Science Officer

Ronald J. Prentki	2002		$326,510	$100,000	—	$11,000
President	2001		317,000	250,000	325,000 shares	10,500
	2000		264,000	70,000	60,000 shares	17,000

Robert A. McKinney	2002		$166,350	$40,000	25,000 shares	$11,900
Vice President, Finance and	2001		156,200	40,000	25,000 shares	11,600
Operations and Treasurer	2000		142,000	27,000	50,000 shares	14,630

Philip K. Yachmetz	2002		$207,675	$50,000	35,000 shares	$11,000
Vice President, General Counsel	2001		195,000	45,000	10,000 shares	58,400
and Secretary	2000	(3)	47,500	35,000	50,000 shares	5,780

Robert J. Israel, M.D.	2002		$252,800	$75,000	35,000 shares	$35,198	(4)
Senior Vice President,	2001		238,500	60,000	25,000 shares	36,098	(4)
Medical Affairs	2000		225,000	50,000	50,000 shares	40,163	(4)

(1)
Annual compensation consists of base salary and bonus. As to each individual named, the aggregate amounts of all perquisites and other personal benefits, securities and property not included in the summary compensation table above or described below do not exceed the lesser of $50,000 or 10% of the annual compensation.

(2)
“Other compensation” consisted of matching contributions made by the Company under a defined contribution plan available to substantially all employees and amounts to pay the after-tax cost of premiums on life insurance and long-term disability policies. As to Mr. Yachmetz, compensation for 2001 also includes a special bonus paid pursuant to his offer of employment to cover certain expenditures by Mr. Yachmetz and an associated tax gross-up.

(3)	Mr. Yachmetz became an executive officer of the Company in September of 2000 with an annual base salary of $190,000.
(4)	Includes $23,963 forgiven under a Company loan in 2000, $24,498 in 2001 and $23,298 in 2002. See “—Indebtedness of Management.”

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2002, certain information related to our equity compensation plans.

Plan category	(a) Number of shares to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance (excluding securities reflected in 1st column)

Equity compensation plans approved by stockholders:	3,622,033	(1)	$13.48	1,387,262	(2)
Equity compensation plans not approved by stockholders: (3)	1,116,143		$4.66	37,028
Total	4,738,176		$11.55	1,424,290

(1)	Does not include options issued under the ESPP or the Non-Qualified ESPP.
(2)	Includes 107,701 shares available for issuance under the ESPP and 55,511 shares available for issuance under the Non-Qualified ESPP.
(3)
Consists of the Company’s 1989 Non-Qualified Stock Option Plan, the 1993 Stock Option Plan, as amended, and the 1993 Executive Stock Option Plan. See the Notes to the Financial Statements included in the Company’s Annual Report for a description of these plans.

Stock Option Grants in the Fiscal Year Ended December 31, 2002

The following table sets forth certain information relating to stock option grants to the named executive officers during the fiscal year ended December 31, 2002. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the shares subject to such options based on assumed annual compounded rates of stock price appreciation during the option term.

Name	Number of Shares Underlying Options Granted(1)	Percent of Total Option Shares Granted to Employees(2)	Exercise Price per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Paul J. Maddon, M.D., Ph.D.	2,752	*	$8.203	07/01/2002	$564	$1,129
	6,742	*	$4.276	10/01/2002	$721	$1,441
	5,230	*	$5.823	01/01/2003	$761	$1,523
	7,899	*	$3.851	04/01/2003	$760	$1,521
	108,000	11.0%	$12.290	06/30/2011	$834,744	$2,115,406

Ronald J. Prentki	1,953	*	$8.203	07/01/2002	$401	$801
	4,782	*	$4.276	10/01/2002	$511	$1,022
	3,604	*	$5.823	01/01/2003	$525	$1,049
	5,444	*	$3.851	04/01/2003	$524	$1,049

Robert A. McKinney	995	*	$8.203	07/01/2002	$204	$408
	2,436	*	$4.276	10/01/2002	$260	$521
	1,836	*	$5.823	01/01/2003	$267	$535
	2,773	*	$3.851	04/01/2003	$267	$535
	25,000	2.6%	$12.290	06/30/2012	$193,228	$489,667

Philip K. Yachmetz	1,242	*	$8.203	07/01/2002	$255	$509
	3,041	*	$4.276	10/01/2002	$325	$650
	2,292	*	$5.823	01/01/2003	$334	$667
	3,629	*	$3.851	04/01/2003	$349	$699
	35,000	3.6%	$12.290	06/30/2012	$270,519	$685,548

Robert J. Israel, M.D.	1,512	*	$8.203	07/01/2002	$310	$620
	3,702	*	$4.276	10/01/2002	$396	$791
	2,791	*	$5.823	01/01/2003	$406	$813
	4,215	*	$3.851	04/01/2003	$406	$813
	35,000	3.6%	$12.290	06/30/2012	$270,519	$685,548

(footnotes on next page)

(footnotes from previous page)

*	Less than one percent.
(1)
The Company’s employees were granted options during the 2002 fiscal year with respect to a total of 980,250 shares, 165,750 shares from the Company’s Employee Stock Purchase Plan or Non-Qualified Employee Stock Purchase Plan and 814,500 shares from the Company’s Amended 1996 Stock Incentive Plan.

Options set forth in the table above that expired in 2002 or 2003 were all granted under the Company’s Employee Stock Purchase Plan or Non-Qualified Employee Stock Purchase Plan (collectively, the “Plans”). The amounts set forth on the table above under the heading “Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term” are assumed in accordance with SEC rules. The actual value realized for options granted in 2002 under the Plans was: $18,372 by Dr. Maddon; $12,846 by Mr. Prentki; $6,544 by Mr. McKinney; $8,282 by Mr. Yachmetz; and $9,946 by Dr. Israel.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information for each of the named executive officers regarding option exercises during the fiscal year ended December 31, 2002 and the number and value of unexercised options held as of December 31, 2002:

	Exercises During the Fiscal Year
			Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)
	Number of Shares Acquired	Value Realized (2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Paul J. Maddon, M.D., Ph.D.	13,579	$18,967	1,037,274	70,500	$631,449	—
Ronald J. Prentki	11,701	$18,871	307,372	282,428	—	—
Robert A. McKinney	4,817	$6,636	97,500	65,000	$166,250	—
Philip K. Yachmetz	6,014	$8,286	22,000	73,000	—	—
Robert J. Israel, M.D.	7,332	$10,113	155,000	75,000	$319,200	—

(1)	Based on a closing price of $6.66 on December 31, 2002 on the Nasdaq National Market.
(2)	Based on closing prices on the NASDAQ National Market on the respective dates of exercise for retained shares and on the resale prices for shares immediately resold.

Employment Agreements

The Company, on December 22, 1998, entered into an employment agreement with Paul J. Maddon, M.D., Ph.D. pursuant to which Dr. Maddon served as Chairman of the Board, Chief Executive Officer and Chief Science Officer of the Company. By mutual agreement of Dr. Maddon and the Company, Dr. Maddon’s employment agreement was allowed to expire effective as of December 22, 2002. Dr. Maddon continues in his capacities as Chairman, Chief Executive Officer and Chief Scientific Officer as an at-will employee while the parties continue discussions directed to reaching mutually acceptable terms for a new employment agreement between Dr. Maddon and the Company.

The Company, on May 16, 2001, entered into an employment agreement with Ronald J. Prentki pursuant to which Mr. Prentki serves as President of the Company. The agreement requires the Company to pay Mr. Prentki salary at an initial annual rate of $317,000, subject to annual review and increase by the Company’s Board of Directors or a committee thereof. The initial term of the agreement expires on March 31, 2004, subject to automatic annual extensions absent 180-day notice of non-extension by either party. The agreement provides that, upon termination by the Company without cause (as defined in the agreement) or by Mr. Prentki for good reason (as defined in the agreement), the Company will continue for one year to pay Mr. Prentki’s annual salary and benefits and a bonus based on the bonus paid to Mr. Prentki in the year prior to such termination. Under the agreement, the Company granted to Mr .. Prentki two stock options. The first grant was a ten-year option to purchase 225,000 shares of Common Stock at an exercise price of $14.06 per share, such option vesting in equal portions in six-month increments over the term of the agreement. The second grant was a ten-year option to purchase 100,000 shares of Common Stock at an exercise price of $14.06 per share, which shall vest on May 16, 2010 subject to accelerated vesting on the achievement of certain valuation-based milestones for the Company.

The Company has in effect an employment arrangement with Robert J. Israel, M.D. pursuant to which Dr. Israel serves as Senior Vice President, Medical Affairs of the Company at an annual salary in 2002 of $252,800 and is entitled to nine months’ salary if his employment is terminated by the Company without cause.

Indebtedness of Management

On February 16, 2000, the Company entered into an agreement to provide Dr. Israel with a loan of up to $100,000 to assist in the purchase of a home closer to the Company’s principal place of business. The loan is evidenced by a promissory note bearing interest at the rate of 6% per year and calling for $10,000 principal payments on June 30 and December 31 of each year. Under the agreement with Dr. Israel, principal and interest under the promissory note will be forgiven and treated as additional compensation if Dr. Israel is an employee of the Company when such amounts become due. At March 31, 2003, $100,000 had been extended under the loan agreement and $71,759 had been forgiven.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During 2002, the Compensation Committee of the Company’s board of directors (the “Compensation Committee”) consisted of Mark F. Dalton, as Chairman, Charles A. Baker and Paul F. Jacobson. The members of the Compensation Committee are non-employee directors. The Compensation Committee reviews, recommends and approves changes to the Company’s compensation policies and benefits programs, administers the Company’s stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented.

The Compensation Committee’s policies applicable to the compensation of the Company’s executive officers are based on the principle that total compensation should be set to attract and retain those executives critical to the overall success of the Company and should reward executives for their contributions to the enhancement of shareholder value.

The key elements of the executive compensation package are base salary, employee benefits applicable to all employees, an annual discretionary bonus and long-term incentive compensation in the form of stock options. In general, the Compensation Committee has adopted the policy that compensation for executive officers should be competitive with that paid by leading biotechnology companies for corresponding senior executives. The Compensation Committee also believes that it is important to have stock options constitute a substantial portion of executive compensation in order to help executives align their interests with those of the stockholders.

In determining the compensation for each executive officer, the Compensation Committee generally considers (i) data from outside studies and proxy materials regarding compensation of executive officers at comparable companies, (ii) the input of other directors regarding individual performance of each executive officer and (iii) qualitative measures of Company performance such as progress in the development of the Company’s technology, the engagement of corporate partners for the commercial development and marketing of products and the success of the Company in raising the funds necessary to conduct research and development. The Compensation Committee’s consideration of such factors is subjective and informal.

The compensation of Paul J. Maddon, the Chief Executive Officer of the Company, for 2002 consisted of $473,800 in annual salary and $110,000 in a year-end discretionary bonus. By mutual agreement of Dr. Maddon and the Company, Dr. Maddon’s employment agreement was allowed to expire effective as of December 22, 2002. The Compensation Committee and Dr. Maddon are in discussions intended to establish mutually acceptable terms, including compensation terms, for a new employment agreement between Dr. Maddon and the Company. In these negotiations, the Compensation Committee is mindful of the importance of Dr. Maddon’s leadership and contributions to the Company’s progress in its programs in HIV therapeutics, symptom management and supportive care therapeutics, and cancer therapeutics, the Company’s achievements and progress in the past and the prospect that Dr. Maddon will continue to make significant contributions to the Company’s performance in the future.

By the Compensation Committee of the Board of Directors

Mark F. Dalton, Chairman
Charles A. Baker
Paul F. Jacobson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During 2002, the Audit Committee of the Company’s board of directors (the “Audit Committee”) consisted of three non-employee directors, Paul F. Jacobson, as Chairman, Kurt W. Briner and Charles A. Baker. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirements that Audit Committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(14) and be able to read and understand fundamental financial statements, and that at least one Audit Committee member be financially sophisticated. The Audit Committee operates under a written Charter adopted by the Board of Directors that reflects standards contained in the NASD rules.

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of the Company’s financial statements, systems of internal control and the audit process. Additionally, the Audit Committee recommends to the board of directors, subject to stockholder ratification, the selection of the Company’s independent accountants. In this context the Audit Committee has met and has reviewed and discussed with management and the independent accountants the Company’s audited financial statements as of and for the year ended December 31, 2002. The Audit Committee has also discussed with the independent accountants each of the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended. We have received and reviewed the written disclosures and the letter from the independent accountants required by this Standard, and we have discussed with the independent accountants their independence. When considering the accountants’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence and discussed with the auditors any relationships that may impact their objectivity and independence. We also reviewed, among other things, the amount of fees paid to the independent accountants for audit and non-audit services in 2002. Information about the independent accountants’ fees for 2002 is listed below in this proxy statement under “Fees Billed for Services Rendered By Independent Accountants.” Based on these discussions and considerations, we are satisfied as to the independent accountants’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. We have also recommended to the Board of Directors that PricewaterhouseCoopers LLP be selected as the Company’s independent accountants for the fiscal year ending December 31, 2003.

By the Audit Committee of the Board of Directors

Paul F. Jacobson, Chairman
Kurt W. Briner
Charles A. Baker

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT ACCOUNTANTS

The following table discloses the fees that PricewaterhouseCoopers LLP billed the Company for professional services rendered in each of the last two fiscal years:

	Fees of Accountants

Type of Fee	Fiscal Year 2002		Fiscal Year 2001

Audit Fees(1)	$155,250		$170,250
Audit Related Fees(2)	$5,000		$3,000
Tax Fees	$—	(3)	$25,375	(4)
All Other Fees(5)	$—		$4,000

(1)
Consisted of fees billed by PricewaterhouseCoopers LLP in connection with (i) the audit of our annual financial statements and reviews of our quarterly interim financial statements, totalling approximately $151,000 in 2002 and approximately $140,500 in 2001; (ii) the audit of the year-end financial statements of PSMA Development Company LLC, 50% which the Company is responsible for, totalling an expense to the Company of approximately $4,250 in 2002 and $3,750 in 2001; and (iii) the audit of certain accounts according to the terms of the Company’s grant from the National Institute of Health (the “Grant Audit”), which totaled approximately $26,000 in 2001. PricewaterhouseCoopers LLP has not yet completed its work on the 2002 Grant Audit and therefore PricewaterhouseCoopers’ fees for such work have not been finally determined. The Company expects that the fees incurred in connection with the 2002 Grant Audit will be comparable to the fees incurred in the 2001 Grant Audit.

(2)	Consisted of fees billed by PricewaterhouseCoopers LLP for accounting advice.
(3)
PricewaterhouseCoopers LLC has not yet completed its work on the Company’s and PSMA Development Company’s tax returns for the fiscal year ended December 31, 2002. The Company expects tax-related fees for 2002 will be comparable to the fees incurred in 2001.

(4)
Consisted of fees billed by PricewaterhouseCoopers LLP for (i) tax return preparation and other tax-related services totalling $15,845 and (ii) tax return preparation for PSMA Development Company LLC, 50% of which the Company is responsible for, totalling an expense to the Company of approximately $9,530.

(5)	Consisted of fees billed by PricewaterhouseCoopers LLP for advice relating to the accounting treatment of Mr. Prentki’s employment agreement.

The Company’s Audit Committee has not yet adopted pre-approval policies and procedures for audit and non-audit services. Therefore, the proxy disclosure does not include pre-approval policies and procedures and related information. The Company is early in adopting components of the proxy fee disclosure requirements; the requirement does not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Pharmaceutical Index, assuming an investment of $100 on December 31, 1997, in each of the Common Stock, the stocks comprising the Nasdaq Market Index and the stocks comprising the Nasdaq Pharmaceutical Index.

CERTAIN TRANSACTIONS

The Company has entered into indemnification agreements with each of the directors and executive officers. These agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with the Company.

On July 1, 2001 and September 1, 2001, the Company contracted with the Albert Einstein College of Medicine of Yeshiva University to perform certain specified research services relating to identified research and development projects of the Company. The contracts provide that the required research will be performed by a Albert Einstein research center laboratory headed by Tatjana Dragic, Ph.D., who is the spouse of the Company’s Chairman of the Board, Chief Executive Officer and Chief Science Officer. In 2002, the Company paid Albert Einstein College of Medicine $137,000 for their services. In addition, the Company employs two research scientists at an aggregate cost of approximately $131,000 and who are assigned to Dr. Dragic’s laboratory to assist with research being performed on behalf of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING AND COMPLIANCE

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to the Company with respect to the last fiscal year, the Company believes that each of the persons required to file such reports is in compliance with all applicable filing requirements, except for the following: due to a clerical error on the part of the Company, Mr. Baker, Mr. Briner, Dr. Goff, Dr. Israel, Mr. Jacobson, Dr. Maddon, Mr. McKinney, Mr. Prentki, Dr. Scheinberg and Mr. Yachmetz each filed a late Form 5 and, due to difficulties relating to the Company’s adjustment to the new two-day filing requirement for Form 4, as required by the Sarbanes-Oxley Act of 2002, Mr. Baker, Mr. Briner, Mr. Dalton, Dr. Goff, Mr. Jacobson, Dr. Scheinberg and Dr. Maddon each filed one late Form 4, each relating to a single transaction.

FORM 10-K

Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 by directing written requests to Investor Relations, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

STOCKHOLDER PROPOSALS

The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company’s Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to the Corporate Secretary of the Company no later than December 31, 2003. Stockholders who wish to submit a proposal in person at next year’s Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year’s proxy statement, must submit the proposal in writing to the Corporate Secretary of the Company no later than March 24, 2004.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters as recommended by the Board of Directors.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

By order of the Board of Directors

PHILIP K. YACHMETZ
Vice President, General Counsel and Secretary

Tarrytown, New York,
April 30, 2003

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Paul J. Maddon, M.D., Ph.D., Ronald J. Prentki and Philip K. Yachmetz, and each of them, as Proxies each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Progenics Pharmaceuticals, Inc. held of record by the undersigned on April 25, 2003 at the Annual Meeting of Stockholders to be held on June 9, 2003 or any adjournments or postponements thereof.

1. ELECTION OF DIRECTORS

Nominees:
Paul J. Maddon, M.D., Ph.D. Ronald J. Prentki Charles A. Baker Kurt W. Briner Mark F. Dalton Stephen P. Goff, Ph.D. Paul F. Jacobson David A. Scheinberg, M.D., Ph.D.	STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY DRAWING A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE. ANY PROXY EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

GRANT authority to vote for the	WITHHOLD authority to vote for the
eight nominees as a group	eight nominees as a group

2. Approval of an amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 1,000,000 and the amendment of the Company's 1998 Non-Qualified Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 300,000.

FOR	AGAINST	ABSTAIN

3. Ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN

4. Authority to vote in their discretion on such other business as may properly come before the meeting.

FOR	AGAINST	ABSTAIN

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named above.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:	Signature if held jointly:	Dated: , 2003

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.